Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Announces Third Quarter 2021 Financial Results

Richmond, VA—November 12, 2021—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) announced its financial results for the quarter ending September 30, 2021, in connection with filing its quarterly report on Form 10-Q with the Securities and Exchange Commission.

A summary of quarterly results for the Company’s reportable segments can be found below. Our full report on the Form 10-Q filing can be found at enterprisediversified.com.

Three Months Ended September 30, 2021	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated
Revenues	$806,314	$1,800	$218,097	$—	$—	$1,026,211
Cost of revenue	—	466	61,863	—	—	62,329
Operating expenses	113,158	15,202	54,905	477,234	—	660,499
Other income (expense)	—	(332)	19,930	14,248	—	33,846
Income tax benefit (expense)	—	—	—	(360,000)	—	(360,000)
Income (loss) from continuing operations, net of taxes	693,156	(14,200)	121,259	(822,986)	—	(22,771)
Income from discontinued operations, net of taxes	—	—	—	—	—	—
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$9,681,756	$43,558	$425,155	$9,332,415	$—	$19,482,884

The Company’s wholly owned asset management subsidiary, Willow Oak, offers unique partnership opportunities to boutique fund managers and operational support through Fund Management Services (FMS). Historically, Willow Oak’s direct investment in Alluvial Fund has been the primary driver of gains and losses in a given quarter. During the quarter ending September 30, 2021, Willow Oak initiated a scheduled cash redemption from Alluvial Fund and continues to review strategic opportunities that support the continued growth of the Company and the Willow Oak operations segment. Additional revenue attributable to the subsidiary is generated by fee share arrangements with affiliated funds on the Willow Oak platform and fees earned from Willow Oak’s Fund Management Services.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily focused on partnering with alternative asset managers, in addition to holding interests in companies associated with internet access and real estate. Copies of Enterprise Diversified’s press releases and additional information about the company are available at enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.